FIRST AMENDMENT TO
EXHIBIT A TO
THE FIFTH AMENDED AND RESTATED
NON-RECOURSE LOAN SALE AND MASTER SERVICES AGREEMENT
THIS FIRST AMENDMENT TO EXHIBIT A TO THE FIFTH AMENDED AND RESTATED NON-RECOURSE LOAN SALE AND MASTER SERVICES AGREEMENT (this “Amendment”), dated as of March 20, 2017, is made by and between MidCountry Bank, FSB (“MidCountry Bank”) and Pioneer Financial Services, Inc., a Missouri corporation, Pioneer Funding, Inc., a Nevada corporation, PSLF, Inc., a Missouri corporation, Pioneer Services Sales Finance, Inc., a Nevada corporation, and Pioneer Military Insurance Company, a Nevada corporation (each a “Purchaser” and, collectively, “Purchasers” or “Pioneer”).
WHEREAS, MidCountry Bank, Pioneer and The PrivateBank and Trust Company, as administrative agent for itself and certain other lenders (together with any successor administrative agent under the Lending Agreement, “Agent”), are parties to that certain Fifth Amended and Restated Loan Sale and Master Services Agreement (the “Agreement”) dated December 23, 2015. Capitalized terms used herein, but not otherwise defined herein, shall have the meanings given to them in that certain Credit Agreement, dated December 23, 2015, by and among Purchasers, Agent and certain other financial institutions as Lenders (as amended, modified, restated, or replaced from time to time, the “Lending Agreement”).
WHEREAS, pursuant to Section 10 of the Agreement, the Services, the Regular Fees, Exhibit B and Exhibit C of the Agreement may be amended without the consent of the Agent or the Required Lenders if both (a) no Event of Default exists and (b) any such amendment would not reasonably be expected to materially adversely affect Pioneer, the Agent or Lenders; and
WHEREAS, there is no Event of Default and MidCountry Bank and Pioneer desire to amend and restate Exhibit A to the Agreement such that the amendment would not reasonably be expected to materially adversely affect Pioneer, the Agent or Lenders; and
WHEREAS, MidCountry Bank and Pioneer are entering into this Amendment to set forth the revised terms of Exhibit A.
NOW, THEREFORE, in consideration of the mutual agreements herein and other sufficient consideration, the receipt of which is hereby acknowledged, MidCountry Bank and Pioneer hereby agree as follows:
1.    Amendment. Exhibit A is hereby amended to change the monthly Marketing and Business Development Fees to an amount equal to the product of 115.00% and actual cost of providing such services. Exhibit A to the Agreement is deleted in its entirety and replaced with the First Amendment to Exhibit A attached hereto.
2.     Effective Date. The changes in the Marketing and Business Development Fees are effective as of March 1, 2017.
3.    Governing Law. This Agreement shall be a contract made under and governed by the internal laws of the State of Illinois applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.
4    Section Titles. The section titles in this Agreement are for convenience of reference only and shall not be construed so as to modify any provisions of this Amendment.
5.    Counterparts; Facsimile Transmissions. This Agreement may be executed in one or more counterparts and on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be given by facsimile, PDF format or other electronic transmission, and such signatures shall be fully binding on the party sending the same.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

MidCountry Bank, FSB By: ________________________ Name: David P. Turk Title: Chief Financial Officer

Pioneer Funding, Inc., a Nevada corporation, as a Purchaser By: ________________________ Name: Pamela D. Johnson Title: Treasurer	PSLF, Inc., a Missouri corporation, as a Purchaser By: ________________________ Name: Pamela D. Johnson Title: Treasurer

Pioneer Financial Services, Inc., a Missouri corporation By: ________________________ Name: Pamela D. Johnson Title: Chief Financial Officer	Pioneer Services Sales Finance, Inc., a Nevada corporation By: ________________________ Name: Pamela D. Johnson Title: Treasurer

FIRST AMENDMENT TO EXHIBIT A
SERVICES

All Service Categories described in this Exhibit A constitute “Regular Services” to be provided to Pioneer under this Agreement. No Service Category described in this Exhibit A constitutes an “Interim Service Period Service” to be provided to Agent during an Interim Service Period unless expressly noted herein.

Service Category	Interim Service Period Service (Y/N)	Description of Service	Regular Fee	Interim Service Period Fee	Payment Cycle
Servicing and Management of Accounts	Y	Credit Management Review
Evaluate Pioneer’s purchasing guidelines as they relate to the purchase of Loans hereunder. Utilize data and statistically sound practices to help Pioneer improve its understanding of credit loss and manage exposure to loss.

(i) $500,000 annual fee (the “Base Fee”), (ii) an amount equal to the product of 7.4% and the outstanding principal balance of the Loans as of the last day of each calendar month, as adjusted from time to time due to early military payday cash receipts (the “Servicing and Management Fee”), and (iii) the Bank will retain a portion of ancillary product revenue in accordance with its Affiliate Fee Sharing Agreement dated September 29, 2014, and will also retain all late charges and fees charged for insufficient borrower funds that are collected on accounts serviced.
A monthly fee, in an amount equal to the product of 110.00% and the actual cost of providing such services.
Regular Fee: (i) The Base Fee is payable in twelve (12) equal monthly installments due on or before the fifth (5th) business day of each calendar month, (ii) the Servicing and Management Fee is payable monthly, on or before the fifth (5th) business day of each calendar month with respect to the Loans as of the immediately preceding calendar month, as adjusted from time to time due to early military payday cash receipts, and (iii) ancillary product revenue and other fees will be netted from payments received by MidCountry from borrowers of the Loans prior to disbursement of proceeds to Pioneer.

Interim Service Period Fee: Payable in monthly installments due on or before the fifth (5th) business day of each calendar month. Monthly installments are based on the estimated cost of providing such services and are subject to a quarterly adjustment.

Nevada Operations - Back Office Operations
Utilize web messaging and outbound phone calls including document review and system testing as applicable to service the Loans. The Quality Control Team regularly reviews customer service and Loan servicing practices, including a review of suspicious activity reports, account adjustments, standard operating procedures review and recommendations for future training.

Operations - Customer Service
Provide account-centric inbound and outbound processing of calls, chats and emails with respect to the Loans, customer operations with respect to the Loans, respond to borrower requests, including for payoffs, balances, fees, interest accrual, statement questions etc.

Operation by the consumer banking division of MidCountry Bank (“CBD”) of loan production offices (“LPOs”) in military communities using the Pioneer Services brand, with a focus on customer service and relationship management with technology-assisted interactions.

Service Category	Interim Service Period Service (Y/N)	Description of Service		Regular Fee	Interim Service Period Fee	Payment Cycle
Servicing and Management of Accounts	Y	Collections (Current Accounts)	Provide portfolio management through collections efforts, including analysis of delinquency trends, loss expectations, borrower behaviors and forecasting performance, as necessary.
		Third Party Risk Management	Provide third-party risk management services and coordinate relationship management with such third-parties.
		Reporting	Provide periodic reporting with respect to the Loans, basic operations and portfolio management.
Analytics
Create and manage reports for review by operations oversight personnel regarding underwriting guidelines, predictive modeling, portfolio performance (i.e. volume, growth, delinquencies, trends); identify and mitigate abnormalities or negative trends in portfolio performance.

Finance
(i) Assist Pioneer personnel in the management of its senior debt and subordinated debt, monitoring restrictive covenants, long-range planning, analyzing the size of the line and funding sources, reviewing business cycles to determine if Pioneer will have adequate funding and if the cost is appropriate for return that is expected; (ii) assist with long range financial planning; (iii) provide financial management and reporting: accounting, accounts payable, budgeting, forecasting, SEC reporting, as applicable, and assist in managing independent auditor relationships; and (iv) assist in managing purchasing of applicable assets and services.

Service Category	Interim Service Period Service (Y/N)	Description of Service		Regular Fee	Interim Service Period Fee	Payment Cycle
Servicing and Management of Accounts	Y	Administration	Provide executive assistance, access to and use of facilities and equipment, facilities management, record retention, project management, and change management.
		Payment Processing	Provide payment processing services for the Loans for payments received.
		Accounting	Maintain general ledger, close processes, reconciliations, and other standard accounting functions.
		Other Servicing	Provide services for credit bureau reporting, debt protection claims obligations, quality control, complaint management and management of electronic vault.
Information Technology (“IT”)
Provide IT services, including management of IT strategy and plans, providing and maintaining IT infrastructure and a service desk, and providing application support and data management services, each as described in that certain Expense Sharing Agreement, dated June 22, 2015.

Service Category	Interim Service Period Service (Y/N)	Description of Service	Regular Fee	Interim Service Period Fee	Payment Cycle
Marketing	N
Provide personnel and facilities to develop and distribute brand awareness and lead generation campaigns to capture loan business through direct and indirect channels, including, but not limited to, internet, LPO, and retail partnerships.
			A monthly fee, in an amount equal to the product of 115.00% and actual cost of providing such services.	N/A
Payable in monthly installments due on or before the fifth (5th) business day of each calendar month. Monthly installments are based on the estimated cost of providing such services and are subject to a quarterly adjustment.

Recoveries (charged-off accounts)	Y
With respect to charged-off accounts, provide portfolio management through collections, including inventory management, analysis of internal resources and management of third-party collection agencies utilized.
			An amount equal to the product of 34.00% and all amounts collected.	An amount equal to the product of 34.00% and all amounts collected.
Regular Fee: Payable monthly, on or before the fifth (5th) business day of each calendar month with respect to collections as of the immediately preceding calendar month.

Interim Service Period Fee: Payable monthly, on or before the fifth (5th) business day of each calendar month with respect to collections as of the immediately preceding calendar month.

Business Development	N
Identify products, opportunities, markets, relationships, including military relationships, and business models, including credit and pricing models, to generate growth in loan originations and non-loan revenue, including, but not limited to, a retail merchant program where CBD acquires customers through referrals from retail partners that facilitate the loan application and booking process for customers to borrow money to purchase consumer goods.
			A monthly fee, in an amount equal to the product of 115.00% and actual cost of providing such services.	N/A
Payable in monthly installments due on or before the fifth (5th) business day of each calendar month. Monthly installments are based on the estimated cost of providing such services and are subject to a quarterly adjustment.